Exhibit 99.1

General Growth Properties Completes Financial Restructuring and Emerges From Chapter 11

David Keating
Vice President
Corporate Communications
(312) 960-6325

CHICAGO — November 9, 2010 - General Growth Properties, Inc. (NYSE: GGP) today announced it has successfully completed the final steps of its financial restructuring and has emerged from Chapter 11. The emergence marks the conclusion of one of the largest and most complex bankruptcy cases in U.S. corporate history.

“Today marks the successful end of one chapter in GGP’s history and the beginning of another,” said Adam Metz, chief executive officer of GGP. “Over the past nineteen months, we have taken extraordinary steps to remake GGP’s entire financial structure while at the same time refocusing our operations across all of our shopping mall properties. I am especially grateful to our employees for their commitment and dedication throughout this challenging process. We continue the important work of executing on the many operational and financial improvements we initiated during the reorganization process.”

In its historic restructuring, GGP successfully:

Consensually restructured approximately $15 billion of project-level debt

Recapitalized with $6.8 billion in new equity capital

Paid all creditor claims in full

Achieved substantial recovery for equity holders

As part of its plan of reorganization, GGP has split itself into two separate and independent publicly traded corporations. GGP shareholders as of the record date of November 1, 2010 received common stock in both companies. The new GGP, which will commence trading tomorrow on The New York Stock Exchange under the ticker symbol “GGP,” is the second-largest shopping mall owner and operator in the country, with more than 183 regional malls in 43 states. The spin-off company, The Howard Hughes Corporation, consists of GGP’s portfolio of master planned communities and other strategic real estate development opportunities. This company will trade under the ticker symbol “HHC” on The New York Stock Exchange.

UBS Investment Bank and Miller Buckfire & Co., LLC are serving as financial advisors to General Growth Properties in connection with the restructuring, and Weil, Gotshal & Manges LLP and Kirkland & Ellis LLP are acting as legal counsel to the Company.

ABOUT “New” GGP
“New” GGP will have ownership and management interest in more than 183 regional shopping malls in 43 states as well as ownership interests in other rental properties.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the success of our equity offering, our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.